Exhibit 99.1

News Release…	[LOGO OF POWER INTEGRATIONS, INC.]

Contact: John Cobb Chief Financial Officer Power Integrations, Inc. (408) 414-9655	Ellen Brook or Jim Fanucchi Stapleton Communications Inc. (650) 470-0200 ellen@stapleton.com or jim@stapleton.com

Power Integrations Announces Second Quarter 2003 Financial Results

Year-Over-Year Net Income Up 95 Percent on Revenue Increase of 10 Percent

SAN JOSE, Calif. – July 23, 2003 – Power Integrations, Inc. (NASDAQ:POWI) today announced financial results for its second quarter ended June 30, 2003.

Net revenues for the second quarter of 2003 were $29.8 million compared with $27.1 million in the second quarter of 2002 and $29.1 million in the first quarter of 2003. Net income for the second quarter was $4.2 million, or $0.13 per diluted share. This compares with net income of $2.1 million, or $0.07 per diluted share in the second quarter of 2002 and net income of $3.9 million, or $0.13 per diluted share in the first quarter of 2003.

“We achieved strong financial results in the second quarter, despite significant weakness in the cell phone market, which clearly demonstrates that our diversification strategy is working,” said Balu Balakrishnan, president and chief executive officer of Power Integrations. Revenue growth was driven primarily by market penetration in the consumer and computer markets, which more than offset substantial weakness in the communications market.

“We dramatically improved our manufacturing cost structure in the last year,” said Mr. Balakrishnan. “These improvements enabled our net income to nearly double while revenue grew 10 percent year-over-year.”

Other highlights include:

•	High-level of design wins for TOPSwitch-GX and TinySwitch-II in all our end markets.

•	DPA-Switch now has low-volume design wins in all four targeted applications: telecom/networking infrastructure, digital phones, servers, and industrial.

•	Started production shipment to a top 10 cell phone OEM on a high-volume LinkSwitch design, which replaces a linear transformer. This is a new end-customer for Power Integrations.

•	PC standby related revenue increased 40% year-over-year, primarily driven by the one-watt energy efficiency initiative.

•	Added a record 10 U.S. patents, bringing the totals to 70 U.S. and 58 foreign patents. This represents an increase of 41 U.S. patents since the beginning of 2002.

Future Outlook

The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially.

The company expects revenues in the third quarter to increase 10 to 14 percent sequentially. Gross margin is expected to be in the range of 48 to 49 percent. Operating expenses are expected to be relatively flat sequentially. Earnings per share in the third quarter are expected to be in the range of $0.14 to $0.16.

Based on the latest end-market information, the company expects 2003 revenue to increase 15 to 20 percent. Gross margin for the year is expected to be in the range of 49 to 50 percent. Earnings per share are expected to be in the range of $0.55 to $0.60. Revenue mix by market for 2003 is now expected to be: Communications 37 percent; Consumer 27 percent; Computer 23 percent; Industrial 8 percent; and Other 5 percent.

Conference Call

Power Integrations will broadcast its conference call discussion of its second quarter fiscal 2003 financial results and other developments for the company live over the Internet on Wednesday, July 23, 2003, beginning at 1:30 P.M. PT (4:30 P.M. ET). Interested parties may access the conference call over the Internet through the Investor Relations section of the Power Integrations web site at www.powerint.com. To listen to the live call, please go to the web site at least 15 minutes early to download and install any necessary audio software. A replay of the conference call will be indexed and archived on the company’s site and will be available two hours following completion of the event.

In addition, participants can access the conference call by dialing (800) 289-0468. A replay of the call will be available until August 6, 2003. To access the recording, please dial (888) 203-1112. The passcode for the replay is 149385.

Safe Harbor Statement

This press release contains forward-looking statements, which reflect management’s current forecast of the company’s future business and financial performance. These forward-looking statements are based on current information, which we have assessed, but which by its nature, is subject to rapid and even abrupt changes. Forward-looking statements are denoted by the use of such words and phrases as, “expect”, “outlook” and similar words and phrases that look toward future events or performance. The company’s actual results could differ materially from those projected or implied by our forward-looking statements due to risks and uncertainties associated with the company’s business. These risks include, but are not limited to, changes and shifts in customer demand away from products that integrate the company’s ICs to products that do not; our ability to maintain and establish strategic relationships; the effects of competition; the risks inherent in the development and delivery of complex technologies; our ability to attract, retain and motivate qualified personnel; the emergence of new markets for our products and services; our ability to compete in those markets based on timeliness, cost and market demand; and our limited financial resources. In addition, new product introductions are subject to the risks and uncertainties that typically accompany development and delivery of complex technologies to the market place, including product development delays and defects. We more fully discuss these and other risk factors in the company’s most recent report on Form 10-K filed with the Securities and Exchange Commission on March 21, 2003. The company is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

About Power Integrations

Power Integrations, Inc. is a leading supplier of high-voltage analog integrated circuits for use in AC to DC and DC to DC power conversion. For more information, visit the company’s web site at: www.powerint.com or contact the company at 5245 Hellyer Ave., San Jose, Calif. 95138; (408) 414-9200.

POWER INTEGRATIONS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(Unaudited)

	THREE MONTHS ENDED JUNE 30		SIX MONTHS ENDED JUNE 30
	2003	2002	2003	2002
NET REVENUES
Product sales	$29,377	$26,861	$58,106	$50,251
License fees and royalties	423	287	784	567

Total Net Revenues	29,800	27,148	58,890	50,818

COST OF REVENUES	14,670	15,758	28,686	29,126

GROSS PROFIT	15,130	11,390	30,204	21,692

OPERATING EXPENSES:
Research and development	4,181	3,648	8,265	7,255
Sales and marketing	3,919	3,645	7,965	7,047
General and administrative	1,804	1,548	3,431	2,981

Total Operating Expenses	9,904	8,841	19,661	17,283

INCOME FROM OPERATIONS	5,226	2,549	10,543	4,409

OTHER INCOME (EXPENSE):
Interest income and other	389	500	661	914
Interest expense	(2)	(7)	(5)	(16)

Total other income	387	493	656	898

INCOME BEFORE PROVISION FOR INCOME TAXES	5,613	3,042	11,199	5,307

PROVISION FOR INCOME TAXES	1,460	913	3,136	1,592

NET INCOME	$4,153	$2,129	$8,063	$3,715

EARNINGS PER SHARE:
Basic	$0.14	$0.08	$0.28	$0.13

Diluted	$0.13	$0.07	$0.26	$0.12

SHARES USED IN PER SHARE CALCULATION:
Basic	29,173	28,317	28,999	28,222

Diluted	31,060	29,873	30,762	29,619

POWER INTEGRATIONS, INC.

CONSOLIDATED BALANCE SHEETS

unaudited

( in thousands)

	June 30, 2003	December 31, 2002
ASSETS

CURRENT ASSETS:
Cash, cash equivalents and short-term investments	$116,881	$109,400
Accounts receivable	11,126	8,522
Inventories	19,984	15,028
Deferred tax assets	6,064	6,064
Prepaid expenses and other current assets	1,871	1,672

Total current assets	155,926	140,686

PROPERTY AND EQUIPMENT, AT COST:
Machinery and equipment	43,052	38,133
Leasehold improvements	11,032	10,914

	54,084	49,047
Less: Accumulated depreciation	(31,386)	(28,039)

	22,698	21,008

	$178,624	$161,694

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current portion of capitalized lease obligations	$154	$233
Accounts payable	5,849	7,727
Accrued payroll and related expenses	3,833	4,389
Taxes payable and other accrued liabilities	5,423	5,228
Deferred income on sales to distributors	3,238	2,718

Total current liabilities	18,497	20,295

LONG TERM LIABILITIES:
Long term leases	—	41
Deferred rent	759	725

Total long term liabilities	759	766

STOCKHOLDERS’ EQUITY:
Common stock	29	28
Additional paid-in capital	100,144	89,473
Cumulative translation adjustment	(117)	(117)
Retained earnings	59,312	51,249

Total stockholders’ equity	159,368	140,633

	$178,624	$161,694